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                                                                     EXHIBIT 4.8


                                AMENDMENT NO. 5
                                       TO
                           MANHATTAN ASSOCIATES, INC.
                              STOCK INCENTIVE PLAN


         The Manhattan Associates, Inc. Stock Incentive Plan (the "Plan") is hereby amended as follows:

         1. Increase in Authorized Shares. Section 3 of the Plan is hereby amended by deleting "9,000,000" in the first sentence thereof and substituting "10,659,453" in its place, so that the first sentence reads: "The initial number of Shares reserved for issuance under this Plan shall be 10,659,453, as adjusted pursuant to Section 11, less the number of Shares subject to options issued under the Manhattan Associates, LLC Option Plan (the "LLC Plan")."

         2. Effective Date. The effective date of this Amendment shall be April 17, 2001, provided, the shareholders of the Company approve this Amendment within 12 months after such effective date. Any Stock Incentives granted under the Plan as amended hereby before the date of such approval automatically shall be granted subject to such approval.

         IN WITNESS WHEREOF, the Company has caused this Amendment No. 5 to the Manhattan Associates, Inc. Stock Incentive Plan to be executed on the Effective Date.

                                    MANHATTAN ASSOCIATES, INC.


                                    By: /s/ Richard M. Haddrill
                                        ----------------------------------------
                                        Richard M. Haddrill
                                        President and Chief Executive Officer


Attest:

/s/ David K. Dabbiere
----------------------------------
David K. Dabbiere
Secretary